                                                                    EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into this [13]th day of November, 1995, by and among 1-800 LOW AIR FARE, INC. ("1-800"), a Delaware corporation and S. TRAVEL, INC. ("ST"), a Delaware corporation (together "Sellers"); and 800 TRAVEL SYSTEMS, INC., a Delaware corporation ("Purchaser").

     NOW, THEREFORE, in consideration of the representations, warranties and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     SECTION 1.1 ASSETS TO BE PURCHASED AND SOLD.

     (a) Description of Assets. At the Closing, Sellers shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Sellers, all of the assets, rights and properties described on Exhibit A attached hereto, free and clear of liens, claims, charges and encumbrances of any nature except as otherwise specifically provided herein. The assets to be purchased hereunder are referred to herein as the "Assets."

     SECTION 1.2 PURCHASE PRICE; OPTION TO 1-800 AND ST CREDITORS.

     (a) Amount. The purchase price to be paid by Purchaser for the Assets (the "Purchase Price") shall be $100,000.00, plus Purchaser's assumption at Closing of the Assumed Obligations (hereinafter defined).

     (b) Allocation. The parties have agreed that the Purchase Price (without regard to the Assumed Obligations) shall be allocated between the Sellers in the manner set forth on Exhibit B hereto.

     (c) Option to 1-800 and ST Creditors. For a period of ninety (90) days after the date hereof, Purchaser will purchase from any creditors of 1-800 and/or ST the principal amount of any bona fide debt owed by 1-800 or ST to such creditor or creditors by issuing one share of the common stock of Purchaser for each $10.00 of such principal indebtedness owed by 1-800 or ST, up to an aggregate of 300,000 shares of Purchaser's common stock. For purposes of this Agreement, the phrase "bona fide debt owed by 1-800 and/or ST" shall mean the principal amount of any indebtedness acknowledged by, and reflected in the financial books and records of, 1-800 or

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ST.  The offer to  purchase  indebtedness  pursuant  to the  provisions  of this
Section 1.2(c) shall not apply to any Assumed Obligations, notwithstanding any other provision to the contrary herein contained. If, at the end of the aforesaid 90-day period, less than 300,000 shares of common stock of Purchaser have been issued to acquire bona fide debt of 1-800 and/or ST under the provisions of this subsection, the difference between 300,000 shares and the number of shares actually issued hereunder to the holders of such debt shall, upon the expiration of such 90-day period, be issued to and in the name of ST.

     SECTION 1.3 PAYMENT OF PURCHASE PRICE.

     The Purchase Price (without regard to the Assumed Obligations) shall be payable by Purchaser in the following manner:

     (a) The amount of $10,000.00 shall be paid to 1-800 at Closing.

     (b) The total  amount of  $90,000.00  shall be paid to ST by delivery  from
Purchaser  at  Closing  of  an  unsecured   promissory   note  (the  "Note")  in
substantially the form attached hereto as Exhibit C.

     SECTION 1.4 ASSUMPTION OF ASSUMED OBLIGATIONS.

     (a) Instrument of Assumption. At the Closing, Purchaser shall assume and agree to pay, perform and discharge, as and when they become due, all of the Assumed Obligations as herein defined.

     (b) Assumed Obligations Defined. As used in this Agreement, "Assumed Obligations" shall have the meaning set forth in Exhibit D hereto.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     To induce Purchaser to enter into this Agreement and to purchase the Assets, Sellers hereby jointly and severally represent and warrant that:

     SECTION 2.1 CORPORATE ORGANIZATION AND AUTHORITY.

     Each Seller is a corporation duly organized, validly existing and in good standing, with full corporate power and authority to conduct its business as now conducted, own and lease its assets and enter into and perform its obligations under this Agreement. Each Sellers execution, delivery and performance of this Agreement and the sale to Purchaser of the Assets hereunder have been duly


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authorized by all  requisite  corporate  action on the part of such Seller,  and this Agreement constitutes, and all bills of sale, assignments, agreements and other instruments and documents to be executed and delivered by any Seller hereunder will constitute, such Seller's legal, valid and binding obligations, enforceable against such Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and principles of equity.

     SECTION 2.2 ABSENCE OF CONFLICTS AND CONSENT REQUIREMENTS.

     Each Seller's execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Assets hereunder, do not and will not conflict with, violate or result in any default under such Seller's articles of incorporation or bylaws or any mortgage, indenture, agreement, instrument or other contract applicable to its business, nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental, restriction applicable hereto. Each Seller's execution and delivery of this Agreement and performance of its obligations hereunder, including the sale of the Assets hereunder, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

     SECTION 2.3 TITLE TO ASSETS.

     Sellers have good and marketable fee simple title to the Assets, free and clear of all liens, charges, security interests, reservations, restrictions, encumbrances and other defects in title (collectively "Encumbrances"), other than the Encumbrances set forth in Exhibit A hereto (the "Exceptions"), have the right to convey such Assets to Purchaser, at the Closing shall have conveyed to Purchaser good and marketable title to such Assets free and clear of all Encumbrances other than the Exceptions, and will warrant and defend the title to such Assets in Purchaser against the lawful claims of all person whomsoever, subject only to the Exceptions.

     SECTION 2.4 CONTRACT RIGHTS.

     The rights of Sellers under the contracts and agreements described or referred to in Exhibit A are valid and enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally or by such principles of equity. Before the Closing, Sellers will provide Purchaser with true and correct copies of all contracts and agreements listed in Exhibit D that will be assumed by Purchaser.


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     SECTION 2.5 TAXES.

     (a) Returns and Payment of Taxes. All tax returns required to be filed on or prior to the Closing Date by Sellers have been or prior to the Closing Date will have been filed; and all taxes shown to be due and payable on such returns, all other taxes, duties and other governmental charges payable by any Seller and for the payment of which there may arise any lien upon the Assets sold hereunder subsequent to the Closing Date, and all deficiencies, assessments, penalties and interest with respect thereto due and payable on or before the Closing Date, notice of which has been received by any Seller, have been or prior to the Closing Date will have been paid.

     (b) Withholding of Taxes. There has been withheld or collected from each payment made to each employee of the Business the amount of all taxes (including without limitation federal income taxes, Federal Insurance Contributions Act taxes and state and local income, payroll and wage taxes) required to be withheld or collected therefrom and the same have been paid to the proper tax depositories or collecting authorities.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     To induce the Sellers to enter into this Agreement and to sell the Assets, Purchaser hereby represents and warrants that:

     SECTION 3.1 CORPORATE ORGANIZATION AND AUTHORITY.

     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as now conducted and enter into and perform its obligations under this Agreement. Purchaser's execution, delivery and performance of this Agreement and its acquisition of and payment for the Assets hereunder have been duly authorized by all requisite corporate action on the part of Purchaser, and this Agreement constitutes, and all agreements and other instruments and documents to be executed and delivered by Purchaser hereunder will constitute, Purchasers legal, valid and binding obligations, enforceable against Purchaser in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and principles of equity.

     SECTION 3.2 ABSENCE OF CONFLICTS AND CONSENT REQUIREMENTS

     Purchaser's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Assets hereunder, do not and will not conflict


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with,   violate  or  result  in  any  default  under  Purchaser's   articles  of
incorporation or bylaws or any mortgage, indenture, agreement, instrument or other contract to which Purchaser is a party or by which Purchaser or its property is bound, nor will they violate any judgment, order, decree, law, statute, regulation or other judicial or governmental restriction to which Purchaser is subject. Purchaser's execution and delivery of this Agreement and performance of its obligations hereunder, including the purchase of and payment for the Assets hereunder, do not and will not require the consent of, or any prior filing with or notice to, any governmental authority or other third party.

     SECTION 3.3 ABSENCE OF LITIGATION.

     No claim, action, proceeding or investigation is pending or, to the knowledge of Purchaser, threatened, which seeks to delay or prevent the consummation of the transactions contemplated herein.

     SECTION 3.4 INVESTIGATION.

     Purchaser acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Assets and the Assumed Obligations, and (b) has been furnished with or given adequate access to such information about the Assets and the Assumed Obligations, as it has requested. Sellers acknowledge that the Purchaser's opportunity to inquire does not diminish its right to rely on Sellers' representations and warranties contained herein and in the Exhibits hereto.

     SECTION 3.5 CONFIDENTIALITY BY THE PURCHASER.

     Purchaser shall not disclose the terms of this Agreement after the date hereof to any person other than such officers, employees, independent contractors, agents, controlling persons, stockholders, or lenders to, Purchaser, or such other persons acting on behalf of or in the interest of the Purchaser, to whom disclosure of the terms of this Agreement is necessary in the reasonable opinion of the Purchaser. Purchaser may, however, disclose the terms of this Agreement to any person to the extent required by law or as may reasonably be required in the defense of Sellers or Purchaser in any action, arbitration, investigation or proceedings, or as may reasonably be required in connection with the performance or enforcement of any agreement or other obligation of Purchaser relating to or arising from this Agreement.

     SECTION 3.6 FURTHER ASSURANCES.

     Sellers and Purchaser each hereby covenants and agrees with the others that at any time and form time to time after the execution of this Agreement and after the Closing Date it will promptly execute and deliver such further assurances, instruments


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and documents and take such further action as the others may reasonably  request in order to carry out the full intent and purpose of this Agreement.

     SECTION 3.7 NO OTHER BROKERS.

     Sellers and Purchaser each represent and warrant to the others that no broker or finder has been involved or engaged by it in connection with the transactions contemplated hereby and each hereby agrees to indemnify and save harmless the other from and against any and all broker's or finder's fees, commissions or similar charges incurred or alleged to have been incurred by the indemnifying party in connection with the transactions contemplated hereby and any and all loss, liability, cost or expense (including reasonably attorneys' fees) arising out of any claim that the indemnifying party incurred any such fees, commissions or charges.

     SECTION 3.8 CONSENTS, WAIVERS AND APPROVALS.

     Sellers agree, at no expense to Purchaser, to use their reasonable best efforts to obtain the waivers, consents and approvals required for the transfer to the Purchaser of the contracts and agreements listed on Exhibit A hereto on such terms and conditions in all material respects as presently exist. Purchaser agrees to cooperate with Sellers in the transfer of such contracts, which cooperation shall include prompt response to reasonable requests for information regarding Purchaser by the other parties to such contracts.

     SECTION 3.9 CONVEYANCES.

     At the Closing, Sellers will execute and deliver to Purchaser any and all documents deemed necessary or desirable in the judgment of Purchaser's and Sellers' counsel to fully effectuate the conveyance to Purchaser of all the Sellers ownership interest in and to the Assets.

                                   ARTICLE IV

                                     CLOSING

     SECTION 4.1 TIME AND PLACE OF CLOSING.

     The consummation of the purchase and sale transaction contemplated hereby (the "Closing") shall be held at a mutually acceptable location commencing at 10:00 a.m. (New York Time) on the date hereof. The date on which the Closing occurs is referred to herein as the "Closing Date." At the Closing, subject to the fulfillment or waiver of the conditions set forth in this Article IV, Sellers shall convey the Assets to Purchaser by appropriate instruments of transfer, and Purchaser shall pay to l-800, as


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herein  provided,  the cash portion of the Purchase Price in cash or equivalent, shall deliver the Note to ST, and shall assume the Assumed Obligations.

                                    ARTICLE V

                                 INDEMNIFICATION

     SECTION 5.1 INDEMNIFICATION BY SELLERS.

     Subject to the procedures and limitations set forth in this Article V, Sellers jointly and severally agree that they will indemnify and save harmless Purchaser from and against any and all Net Economic Loss (herein defined) incurred by Purchaser arising after the Closing out of (i) the breach of any representation or warranty made by either or both of the Sellers in this Agreement or in any instrument or documents required to be delivered by any Seller to Purchaser pursuant to this Agreement, (ii) any Seller's failure to duly perform any covenant or agreement to be performed by it under this Agreement or under any instrument or document required to be delivered by Sellers or any Seller to Purchaser pursuant to this Agreement, and (iii) any liabilities or obligations, contingent or otherwise, of any Seller which exist on the Closing Date and which are based upon any act, state of facts or condition which occurred or existed before the Closing Date, known or unknown, due or payable, except to the extent such liabilities and/or obligations are specifically assumed hereunder by Purchaser.

     SECTION 5.2 NET ECONOMIC LOSS DEFINED.

     As used in this Agreement, the term "Net Economic Loss" means the amount of any loss, liability, damage, cost or expense (including reasonably attorneys' fees) incurred by Purchaser arising out of the matters or circumstances referred to in Section 5.1 hereof, less the amount of the economic benefit (if any) received by Purchaser in connection with such loss, liability, damage, cost or expense (including without limitation benefits obtained under federal, state and local tax laws, amounts recovered under insurance policies net of deductibles and incidental expenses and premium increases resulting therefrom, recovery or potential recovery by setoffs or counterclaims, and other economic benefits). The amount of any such economic benefit received by Purchaser after the calculation of Net Economic Loss shall be subtracted from any amount payable by Sellers under this Article V or shall be payable to Sellers in reimbursement for amounts already paid by Sellers under this Article. In determining the amount of such economic benefit, due consideration shall be given to, among other things, appropriate discount for timing factors.


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     SECTION 5.3 INDEMNITY CLAIMS BY PURCHASER.

     (a) Notice of Claim. If any matter shall arise which, in the opinion of Purchaser, constitutes or may give rise to a Net Economic Loss subject to indemnification by Sellers as provided herein (an "Indemnity Claim"), Purchaser shall give written notice (the "Notice of Claim") of such Indemnity Claim to each Seller, setting forth the relevant facts and circumstances of each Indemnity Claim in reasonable detail and the amount of indemnity sought from Sellers with respect thereto, and shall give continuing notice promptly thereafter as to developments coming to Purchaser's attention materially affecting any matter relating to such Indemnity Claim.

     (b) Mitigation of Loss. Purchaser shall use reasonable efforts to mitigate its Net Economic Loss in connection with any Indemnity Claim, to the same extent as would a reasonable and prudent person to whom no indemnity were available. This Section 5.3(b) shall not apply with respect to a Third Party Claim (hereinafter defined) for which no Seller elected to assume the defense as provided in the following subsection (c).

     (c) Third Party Claims. If any Indemnity Claim is based upon any claim, demand, suit or action of any third party against Purchaser or the Assets (a "Third Party Claim"), then Purchaser, at the time it gives Sellers the Notice of Claim with respect to such Third Party Claim shall offer to Sellers the option to have Sellers or any Seller assume the defense of the Third Party Claim, which option may be exercised by any Seller(s) by written notice to Purchaser within fifteen (15) days after Purchaser gives written notice to Sellers thereof. If any Seller or Sellers so exercise the option (the defending Seller"), then the defending Seller shall at its own expense assume the defense of the Third Party Claim, shall upon the final determination thereof fully discharge at its own expense all liability of Purchaser with respect to the Third Party Claim, and shall be entitled, in its sole discretion and at its sole expense but without any liability of Purchaser therefor, to compromise or settle the Third Party Claim upon terms acceptable to the defending Seller. From the time the defending Seller so assumes such defense and while such defense is pursued diligently and in good faith, the defending Seller shall have no further liability for attorneys' fees or other costs of defense thereafter incurred by Purchaser in connection with such Third Party Claim. If no Seller exercises the opinion to defend such Third Party Claim, then Purchaser shall undertake to defend such Third Party Claim itself. Purchaser shall conduct such defense as would a reasonable and prudent person to whom no indemnity were available, shall permit Sellers (at Sellers' expense) to participate in (but not control) such defense, and shall not settle or compromise such Third Party Claim without Sellers consent (but such consent shall not of itself establish Sellers' indemnity liability therefor).


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

     SECTION 5.4 INDEMNIFICATION BY PURCHASER.

     Purchaser agrees that it will indemnify and save harmless Sellers from and against any and all loss, liability, damages, cost or expense (including reasonable attorneys' fees) incurred by Sellers (net of any benefits to Sellers similar to those taken into account in determining "Net Economic Loss" as hereinabove defined) arising out of Purchaser's breach of any of its representations, warranties, covenants and agreements in this Agreement or in any documents delivered by Purchaser to Sellers hereunder, or Purchaser's failure to duly pay, perform or discharge any of the Assumed Obligations.

     SECTION 5.5 ARBITRATION.

     All claims, disputes, controversies and other matters in question between the parties to this Agreement, arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in Tampa, Florida, before a board of three (3) persons. Arbitration proceedings hereunder will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Each party shall bear its own attorneys' and accountants' fees and charges in any such arbitration proceeding.

                                   ARTICLE VI

                                  MISCELLANEOUS

     SECTION 6.1 MERGERS.

     This Agreement contains the final, complete and exclusive statement of the Agreement between the parties with respect to the transactions contemplated herein and all prior or contemporaneous written or oral agreements with respect to the subject matter hereof are merged herein.

     SECTION 6.2 AMENDMENTS.

     No change, amendment, qualification or cancellation hereof shall be effective unless in writing and executed by all of the parties hereto by their duly authorized officers.

     SECTION 6.3 BINDING EFFECT.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. All warranties, representations and indemnities set forth herein shall survive the Closing and the transactions contemplated hereby.


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     SECTION 6.4 NOTICES.

     All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given when personally delivered or when placed in the United States Mail, and forwarded by Registered or Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at the following addresses:

     AS TO EACH SELLER:    1-800 LOW-AIR FARE, INC.
                           S.  TRAVEL, INC.
                           3018 U.S. Highway 301 North
                           Tampa, Florida  33619
                           Attention: Chief Financial Officer

    IF TO PURCHASER:       800 Travel Systems, Inc.
                           c/o Michael Gaggi, President
                           33 Maiden Lane
                           New York, New York  10038

     Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.

     SECTION 6.5 CAPTIONS.

     The captions herein are for convenience of reference only and shall not be construed as a part of this Agreement.

     SECTION 6.6 GOVERNING LAW.

     This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Florida.

     SECTION 6.7 EXHIBITS.

     All of the Exhibits and other attachments thereto referred to in this Agreement are incorporated herein by reference and shall be deemed and construed to be a part of this Agreement for all purposes.

     SECTION 6.8 SEVERABILITY.

     The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.

     SECTION 6.9 ASSIGNMENT.

     This Agreement may not be assigned by either party without the prior written consent of the other party.


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     SECTION 6.10 COUNTERPARTS.

     This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Sellers and Purchaser have each caused this Agreement to be executed under seal by their respective duly authorized officers and have caused their respective corporate seals to be affixed hereto, as of the day and year first above written .

                                        "SELLERS"

                                        1-800 LOW AIR FARE, INC.

                                        By:  /s/ LUCIEN BITTAR
                                           ------------------------------
                                             Its:  President



                                        S.  TRAVEL, INC.

                                        By:  /s/ LUCIEN BITTAR
                                           ------------------------------
                                             Its:  President



                                        "PURCHASER" 800 TRAVEL SYSTEMS, INC.


                                        By:______________________________
                                             Its:  President


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

                                    EXHIBIT A

                                    "Assets"

1. All furniture and fixtures currently located at the executive offices of the Sellers, including those described on Schedule 1 hereto.

2.   All telephone equipment of each Seller, wherever located.

3.   One (1) uninterrupted power supply unit.

4. Letter of credit and/or deposits provided by 1-800 to the ARC in the amount of $20,000.

5.   All rights to the telephone number "1-800 LOW AIR FARE."

6. The trademark/service mark "1-800 LOW AIR FARE" and all goodwill associated therewith.

7. All deposits, if any, provided by the Sellers, or either of them, to others pursuant to the contracts or agreements described in Exhibit D hereto.

8. All rights arising under or pursuant to the contracts and agreements described in Exhibit D hereto.


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